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                               OHIO POWER COMPANY
                           -------------------------
               (Name of Registrant As Specified in Its Charter)

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                         OHIO POWER COMPANY
                          1 Riverside Plaza
                        Columbus, Ohio 43215



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




TO THE SHAREHOLDERS OF
    OHIO POWER COMPANY:


      The annual meeting of the shareholders of Ohio Power Company will be held on Tuesday, May 7, 2002, at 2:30 p.m. at the principal office of American Electric Power Service Corporation,
1 Riverside Plaza, Columbus, Ohio, for the following purposes:

      1. To elect seven directors of the Company to hold office for one year or until their successors are elected and qualified; and

      2.   To consider and act upon an amendment to the Company's
           Amended Articles of Incorporation which would change the Company's principal place of business in Ohio; and

      3. To transact such other business (none known as of the date of this notice) as may legally come before the meeting or any adjournment thereof.

      Only holders of record of Common Stock and Cumulative
Preferred Stock, par value $100 per share, at the close of business on March 11, 2002 are entitled to notice of and to vote at the annual meeting.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF
DIRECTORS OF THE COMPANY.



                                                 THOMAS S. ASHFORD,
                                                          Secretary


March 22, 2002


                       INFORMATION STATEMENT

      This information statement is being furnished in connection with the annual meeting of shareholders of Ohio Power Company
(the "Company"), to be held on Tuesday, May 7, 2002 at 2:30 p.m.
at the principal office of American Electric Power Service
Corporation, 1 Riverside Plaza, Columbus, Ohio.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY.

Voting at Meeting

      On March 11, 2002, the date for determining shareholders entitled to notice of and to vote at the meeting, there were 238,977 shares of Cumulative Preferred Stock, par value $100 per share (voting), and 27,952,473 shares of Common Stock outstanding.

      Each holder of Cumulative Preferred Stock, par value $100 per share (voting), and each holder of Common Stock has the right to one vote for each share standing in such holder's name on the books of the Company at the close of business on March 11, 2002 for the election of directors and on any other business which may come before the meeting. Holders of Cumulative Preferred Stock, par value $25 per share (non-voting), and Cumulative Preferred Stock, par value $100 per share (non-voting), are not entitled to notice of, or to vote at, the meeting.

      If notice in writing is given by any shareholder to the President, any Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that such shareholder desires that the voting at the meeting for directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate such voting power as he possesses and to give one candidate as many votes as the number of directors to be elected, multiplied by the number of his votes, or to distribute his votes on the same principle among two or more candidates, as he sees fit.

Principal Shareholders

      American Electric Power Company, Inc. ("AEP"), 1 Riverside Plaza, Columbus, Ohio 43215, a registered public utility holding company under the Public Utility Holding Company Act of 1935, owns all of the Company's outstanding Common Stock. The Common Stock represents approximately 99% of the combined voting power of the capital stock of the Company entitled to vote at the meeting. Management of the Company does not know of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who beneficially owns more than 5% of the outstanding shares of Cumulative Preferred Stock, par value $100 per share.

      AEP also owns, directly or indirectly, all of the common stock of the other companies which constitute the American Electric Power System (the "AEP System"). The AEP System is an integrated electric utility system and, as a result, the member companies of the AEP System, including the Company, have contractual, financial and other business relationships with the other member companies, such as participation in the AEP System savings and retirement plans and tax returns; sales of electricity; sales, transportation and handling of fuel; sales or rentals of property; and interest or dividend payments on the securities held by the companies' respective parents. American Electric Power Service Corporation (the "Service Corporation"), a wholly-owned subsidiary of AEP, renders management, advisory, engineering and other similar services at cost to the principal operating companies of the AEP System, including the Company.

                        ELECTION OF DIRECTORS

      Seven directors are to be elected to hold office for one year or until their successors are elected and qualified. The Company has been informed that AEP will nominate, and cast the votes of all of the outstanding shares of Common Stock for, the persons named below. In the event that any of such persons should unexpectedly be unable to stand for election, AEP has informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by AEP.

      The following brief biographies of the nominees include their ages as of March 15, 2002, an account of their business experience and the names of certain publicly-held corporations of which they are also directors.

         Name             Age            Business Experience
E. LINN DRAPER, JR.       60    Chairman of the board and chief
                                executive officer of the Company,
                                chairman of the board, president
                                and chief executive officer of AEP
                                and the Service Corporation.
                                Joined the Service Corporation in
                                1992 as president and chief
                                operating officer and assumed his
                                present position in 1993.
                                President of AEP and vice
                                president and director of the
                                Company from 1992 until assuming
                                his present positions in 1993.
                                From 1987 until 1992 was chairman
                                of the board, president and chief
                                executive officer of Gulf States
                                Utilities Company, an unaffiliated
                                electric utility.  A director of
                                the Company, AEP, certain other
                                AEP System companies and BCP
                                Management, Inc., which is the
                                general partner of Borden
                                Chemicals and Plastics L.P.

HENRY W. FAYNE            55    President of the Company, vice
                                president of AEP and executive
                                vice president and director of the
                                Service Corporation.  Joined the
                                Service Corporation in 1974,
                                became assistant controller in
                                1978, controller in 1984, vice
                                president and controller in 1988,
                                senior vice president in 1993,
                                senior vice president-corporate
                                planning and budgeting in 1995,
                                executive vice president-financial
                                services in 1998, executive vice
                                president-finance and analysis in
                                2000 and assumed his present
                                position in 2001.  A director of
                                the Company and president and
                                director of certain other AEP
                                System companies.

ARMANDO A. PENA           57    Vice president and treasurer of
                                the Company, treasurer of AEP and
                                senior vice president-finance,
                                treasurer and director of the
                                Service Corporation.  Joined the
                                Service Corporation in 1971,
                                became assistant vice president in
                                1982, vice president-finance in
                                1989, senior vice president in
                                1996, senior vice
                                president-finance, treasurer and
                                chief financial officer in 1998
                                and assumed his present position
                                in 2000.  Became treasurer of the
                                Company and AEP in 1996.  A
                                director of the Company and vice
                                president, treasurer and director
                                of certain other AEP System
                                companies.

ROBERT P. POWERS          48    Vice president of the Company and
                                executive vice president-nuclear
                                generation and technical services
                                and director of the Service
                                Corporation.  Joined the Service
                                Corporation in 1998 as senior vice
                                president-nuclear generation,
                                became senior vice
                                president-nuclear operations in
                                2000 and assumed his present
                                position in 2001.  From 1996-1998
                                was vice president of Pacific Gas
                                & Electric and plant manager of
                                its Diablo Canyon Nuclear
                                Generating Station.  A director of
                                the Company and vice president and
                                director of certain other AEP
                                System companies.

THOMAS V. SHOCKLEY, III   56    Vice president of the Company,
                                vice chairman of AEP and vice
                                chairman and chief operating
                                officer of the Service
                                Corporation.  A director of the
                                Company, AEP and vice president
                                and director of certain other AEP
                                System companies.  Joined the
                                Service Corporation in 2000 as
                                vice chairman and assumed his
                                present position in 2001.  From
                                1997-2000 was president and chief
                                operating officer of Central and
                                South West Corporation ("CSW") and
                                from 1990-1997 was executive vice
                                president of CSW.

SUSAN TOMASKY             48    Vice president of the Company,
                                vice president, chief financial
                                officer and secretary of AEP, and
                                executive vice president-policy,
                                finance and strategic planning,
                                assistant secretary and director
                                of the Service Corporation.  A
                                vice president and director of the
                                Company and of certain other AEP
                                System companies.  Joined the
                                Service Corporation in 1998 as
                                senior vice president and general
                                counsel, became executive vice
                                president-legal, policy and
                                corporate communications and
                                general counsel in 2000 and
                                assumed her present position in
                                2001.  From 1993-1997 was general
                                counsel of the Federal Energy
                                Regulatory Commission.

JOSEPH H. VIPPERMAN       61    Vice president of the Company and
                                executive vice president-shared
                                services and vice president of the
                                Service Corporation.  Joined
                                Appalachian Power Company
                                ("APCo"), a subsidiary of AEP, in
                                1962, transferred to the Service
                                Corporation and became controller
                                in 1978, vice president in 1980,
                                was executive vice
                                president-operations from 1984
                                until 1989, executive vice
                                president-energy delivery in 1996,
                                executive vice president-corporate
                                services in 1998 and assumed his
                                present position in 2000.
                                Transferred to APCo as executive
                                vice president in 1989, was
                                president from 1990 until 1995,
                                and became a vice president in
                                1996.  A director of the Company
                                and vice president and director of
                                certain other AEP System companies.


      Dr. Draper, Messrs. Fayne, Pena, Powers, Shockley and Vipperman and Ms. Tomasky are directors of Appalachian Power Company, Central Power and Light Company, Columbus Southern Power Company, Kentucky Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company, all of which are direct or indirect subsidiaries of AEP and have one or more classes of publicly held preferred stock or debt securities. Dr. Draper, Messrs. Fayne, Powers, Shockley and Vipperman and Ms. Tomasky are directors of Indiana Michigan Power Company. Dr. Draper, Messrs. Fayne, Pena, Powers, Shockley and Vipperman and Ms. Tomasky are also directors of AEP Generating Company, another subsidiary of AEP.

      Subject to approval by the shareholders, the Company proposes to amend and restate Article Second of the Amended
Articles of Incorporation in its entirety to read as follows:

      "Second: The place in Ohio where the principal office of the Corporation is to be located is 1 Riverside Plaza, Columbus, Franklin County, Ohio."

      The proposed amendment must be approved by the affirmative vote of holders of more than two-thirds of the outstanding shares of Common Stock and outstanding shares of $100 Voting Preferred, voting together as a single class. AEP, the owner of all of the Company's outstanding Common Stock, has indicated that it intends to vote all of such shares in favor of the amendment. If approved by the necessary vote of shareholders, the proposed amendment will become effective when it is certified by the appropriate officers of the Company and filed with the Secretary of State of Ohio.

                          OTHER BUSINESS

      Management does not intend to bring any matters before the meeting other than the election of directors and the amendment to the Amended and Restated Articles of Incorporation and does not know of any matters that will be brought before the meeting by others.

                      EXECUTIVE COMPENSATION

      Certain executive officers of the Company are employees of the Service Corporation. The salaries of these executive officers are paid by the Service Corporation and a portion of their salaries has been allocated and charged to the Company. The following table shows for 2001, 2000 and 1999 the compensation earned from all AEP System companies by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of the Company at December 31, 2001 and Mr. Lhota, who resigned as an executive officer on December 12, 2001.

                           SUMMARY COMPENSATION TABLE
                                     Annual          Long-Term
                                  Compensation     Compensation
                                                  Awards   Payouts
Name and                                        Securities  LTIP    All Other
Principal                         Salary  Bonus Underlying Payouts Compensation
Position                    Year   ($)   ($)(1) Options(#) ($)(1)    ($)(2)
--------                    ----   ---   ------ ---------- ------- ------------
E. Linn Draper, Jr. -       2001  910,000 682,090   -0-    311,253     122,395
 Chairman of the board      2000  850,000 485,775 700,000    -0-       106,699
 and chief executive        1999  820,000 208,280   -0-      -0-       103,218
 officer the Company;
 chairman of the board,
 president and chief
 executive officer of
 AEP and the Service
 Corporation; chairman
 of the board and chief
 executive officer of
 other AEP System
 companies

Thomas V. Shockley, III -   2001  590,000 353,788   -0-     79,781     100,678
 Vice president and         2000  304,417 140,500 250,000  824,399   9,170,069
 director of the Company;
 vice chairman and chief
 operating officer of the
 Service Corporation;
 vice chairman of AEP;
 president and director
 of AEP Energy Services,
 Inc.; vice president
 and director of other
 other AEP System companies
 (3)

Henry W. Fayne - President  2001  420,000 305,861   -0-     83,697      75,576
 and director of the        2000  365,000 152,972 200,000    -0-        47,074
 Company; executive vice    1999  315,000  56,007   -0-      -0-        34,885
 president and director of
 the Service Corporation;
 vice president of AEP,
 president and director of
 other AEP System companies

Susan Tomasky - Vice        2001  410,000 300,365   -0-     54,455      73,483
 president and director     2000  355,000 148,780 200,000    -0-        47,946
 of the Company,
 executive vice
 president-policy, finance
 and strategic planning,
 assistant secretary and
 director of the Service
 Corporation; vice
 president, secretary and
 chief financial officer
 of AEP, vice president
 and director of other AEP
 System companies (4)

William J. Lhota -          2001  435,000 239,250   -0-    106,271   2,165,742
 President, chief           2000  415,000 173,927 200,000    -0-        62,394
 operating officer and      1999  400,000  71,120   -0-      -0-        55,690
 director of the
 Company; executive vice
 president-energy delivery
 and director of the Service
 Corporation; president,
 chief operating officer and
 director of other AEP
 System companies (5)

Joseph H. Vipperman -       2001  370,000 203,378   -0-     87,692      82,209
 Vice president and         2000  350,000 146,688 200,000    -0-        70,112
 director of the Company;   1999  330,000  58,674   -0-      -0-        63,006
 executive vice president-
 shared services and director
 of the Service Corporation;
 vice president and
 director of other AEP
 System companies

___________
(1)Amounts in the "Bonus" column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP), except for Mr. Shockley as disclosed in footnote 3, and, in the case of Mr. Fayne and Ms. Tomasky, lump sum payments of $75,000 each in 2001 in lieu of immediate salary increases in connection with their promotions during the year. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated.
   Amounts in the "Long-Term Compensation-Payouts" column reflect performance share unit targets earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods, except for Mr. Shockley as disclosed in footnote 3. See below under "Long-Term Incentive Plans - Awards in 2001".
(2)Amounts in the "All Other Compensation" column, except for the additional compensation to Messrs. Shockley and Lhota as disclosed in footnotes (3) and (5), respectively, include (i) AEP's matching contributions under the AEP Employees Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan, (ii) subsidiary companies director fees, (iii) vehicle allowance, and (iv) split-dollar insurance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 2001 amounts in the "All Other Compensation" column is shown below.

                       Dr.      Mr.       Mr.      Ms.       Mr.      Mr.
Item                   Draper   Shockley  Fayne    Tomasky   Lhota    Vipperman
----                   ------   --------  -----    -------   -----    ---------
Savings Plan
Matching Contributions $ 5,119  $ 7,650   $ 5,775  $ 5,825   $ 7,650  $ 6,950
Supplemental
Savings Plan
Matching Contributions  35,831   18,876    20,009   19,320    19,752   16,301
Subsidiaries
Directors Fees          16,550   14,650    16,300   16,300    13,450   10,450
Vehicle Allowance       14,400   12,000    12,000   12,000    12,000   12,000
Split-Dollar Insurance  50,495   47,502    21,492   20,038    24,055   36,508

(3)Mr. Shockley joined AEP from Central and South West
   Corporation and became an executive officer when the merger with CSW was consummated on June 15, 2000. The "Salary" column for Mr. Shockley shows the amount earned for his AEP service after the date of the merger. The amounts in the "Bonus" and "LTIP Payouts" columns for 2000 represent his prorated payment under the CSW Annual Incentive Plan and the value of Common Stock awarded under the CSW Annual Incentive Plan and the value of Common Stock awarded under the CSW 1992 Long-Term Incentive Plan, respectively. He also received a payment of $9,154,924 under his change in control agreement with CSW that is included in the "All Other Compensation" column.
(4)No 1999 compensation information is reported for Ms. Tomasky because she was not an executive officer in that year.
(5)Mr. Lhota resigned from his executive positions with AEP on December 12, 2001, and left active employment on December 31, 2001. He is receiving severance of $2,022,750, equal to three times base salary and annual incentive at target, with $1,152,750 paid upon his termination of active employment and the remainder as a continuation of his annual salary of $435,000 through December 2003. As a result, Mr. Lhota retains his eligibility for the upcoming two-year period under AEP's savings and retirement plans. Mr. Lhota also received a lump sum payment of accrued vacation pay of $66,085.

  AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

            Shares
            Acquired
            on       Value      Number of Securities     Value of Unexercised
            Exercise Realized  Underlying Unexercised        In-The-Money
Name          (#)      ($)     Options at 12-31-01(#)   Options at 12-31-01($)
----        -------- --------  ----------------------   ----------------------
                             Exercisable Unexercisable Exercisable Unexercisable
E. L.
Draper, Jr.     --      --       -0-          700,000     -0-        5,533,500

T. V.
Shockley, III 38,821 379,703    11,117        250,000     -0-        1,976,250

H. W. Fayne     --      --       -0-          200,000     -0-        1,581,000

S. Tomasky      --      --       -0-          200,000     -0-        1,581,000

W. J. Lhota     --      --       -0-          200,000     -0-        1,581,000

J. H.
Vipperman       --      --       -0-          200,000     -0-        1,581,000

___________

* Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange Composite Transactions Tape on December 31, 2001 ($43.53) and the option exercise price. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date indicated.

            LONG-TERM INCENTIVE PLANS - AWARDS IN 2001

      Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to AEP's 2000 Long-Term Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

      The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. The AEP Board Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

      Payments of earned awards are deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until officers have met the equivalent stock ownership target. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                              Estimated Future Payouts of
                                             Performance Share Units Under
                                              Non-Stock Price-Based Plan
                                         --------------------------------------
                               Performance
                   Number of   Period Until
                   Performance  Maturation    Threshold    Target    Maximum
    Name           Share Units  or Payout       (#)         (#)        (#)
    ----           ----------- -----------      ---         ---        ---
E.L. Draper, Jr.   14,919       2001-2003      2,984       14,919    29,838
T.V. Shockley, III  7,738       2001-2003      1,548        7,738    15,476
H. W. Fayne         5,049       2001-2003      1,010        5,049    10,098
S. Tomasky          4,929       2001-2003        986        4,929     9,858
W. J. Lhota         5,230       2001-2003      1,046        5,230    10,460
J. H. Vipperman     4,448       2001-2003        890        4,448     8,896

                        RETIREMENT BENEFITS

      The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements or by the Central and South West Corporation Cash Balance Retirement
Plan), including the executive officers of the Company. The Retirement Plan is a noncontributory defined benefit plan.

      The Retirement Plan was amended effective January 1, 2001. The amendment provides that the final average pay benefit accrual formula currently in effect terminates on December 31, 2010 and, effective January 1, 2001, a cash balance accrual formula is added to the Retirement Plan. Employees participating in the Retirement Plan on December 31, 2000 accrue retirement benefits under both formulas and employees hired after December 31, 2000 accrue retirement benefits solely under the cash balance formula. Employees accruing benefits under both formulas may choose either the final average pay formula or the cash balance formula for their accrued benefit at the time employment is terminated. The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010, the date the final average pay formula will be discontinued, is the minimum benefit an employee can receive from the Retirement Plan after that time.

      The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications, under the final average pay formula, assuming retirement at age 65 after various periods of service.

                                 PENSION PLAN TABLE
                             Years of Accredited Service
                ------------------------------------------------------
                ------------------------------------------------------
Highest Average
Annual Earnings      15       20       25       30       35       40
--------------- -------------------------------------------------------
   400,000        93,210  124,280  155,350  186,420   217,490   244,090
   500,000       117,210  156,280  195,350  234,420   273,490   306,740
   600,000       141,210  188,280  235,350  282,420   329,490   369,390
   700,000       165,210  220,280  275,350  330,420   385,490   432,040
 1,000,000       237,210  316,280  395,350  474,420   553,490   619,990
 1,200,000       285,210  380,280  475,350  570,420   665,490   745,290
 2,000,000       447,210  636,280  795,350  954,420 1,113,490 1,246,490

      The amounts shown in the table are the straight life annuities payable under the Retirement Plan final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of a termination of employment and commencement of benefits between ages 55 and 62. If an employee terminates employment and commences benefits at or after age 62, there is no reduction in the retirement annuity.

      Compensation upon which retirement benefits under the final average pay formula are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service.

      Under the cash balance formula, each employee has an account to which dollar amount credits are allocated annually based on a percentage of the employee's compensation. Compensation for the cash balance formula includes annual salary and annual incentive compensation plan awards up to a maximum total compensation of $1,000,000. The applicable percentage is determined by age and years of service with AEP as of December 31 of each year (or as of the employee's termination date, if earlier). The following table shows the percentage used to determine dollar amount credits at the age and years of service indicated:

Sum of Age Plus  Applicable
Years of Service Percentage
---------------- ----------
      <30           3.0%
     30-39          3.5%
     40-49          4.5%
     50-59          5.5%
     60-69          7.0%
   70 or more       8.5%

      To transition from the final average pay formula to the cash balance formula, the employee's account under the cash balance formula was credited with an opening balance using a number of factors.

      The estimated annual annuities at age 65 under the cash balance formula payable to the executive officers named in the Summary Compensation Table (except for Mr. Shockley, who participates in the Central and South West Corporation retirement plan discussed below) are:

                      Annual
     Name             Benefit
     ----             -------
E. L. Draper,Jr.     $685,000
H. W. Fayne           254,000
S. Tomasky            280,000
W. J. Lhota           343,000
J. H. Vipperman       305,000

      These amounts are based on the following assumptions:

o Salary amounts shown in the "Salary" column for calendar year 2001 are used with no subsequent adjustments in future years plus annual incentive awards at the 2001 target level.

o Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 5.12% and the 1983 Group Annuity Mortality Table.

      AEP maintains a supplemental retirement plan which provides for the payment of:

o Retirement benefits that are not payable due to limitations imposed by Federal tax law on benefits paid by qualified plans.

o Supplemental retirement benefits provided by individual agreements with certain AEP employees.

The supplemental retirement plan provides for supplemental benefits under both the final average pay formula and the cash balance formula. Retirement Plan benefits shown above include all supplemental retirement benefits.

      Dr. Draper and Ms. Tomasky have individual agreements with AEP which provide them with supplemental retirement benefits that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years and Ms.
Tomasky, 20 years. The agreements each provide that these supplemental retirement benefits are reduced by pension entitlements from plans sponsored by prior employers.

      As of December 31, 2001, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley as discussed in the following two paragraphs), the number of years of service applicable for retirement benefit calculation purposes under either the final average pay formula or the cash balance formula were as follows: Dr. Draper, 33 years; Mr. Fayne, 26 years; Ms. Tomasky, 23 years; Mr. Lhota, 36 years; and Mr. Vipperman, 39 years. The years of service for Dr. Draper and Ms. Tomasky include years of service provided by their respective agreements with AEP described in the preceding paragraph.

      Under the terms of the merger agreement between AEP and Central and South West Corporation, the CSW Cash Balance Retirement Plan continues as a separate plan through at least
July 1, 2002, for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31,
2000. Employees of CSW who had attained age 50 and completed 10 years of service with a CSW company as of July 1, 1997, accrue retirement benefits under the CSW Cash Balance Plan under both the final average pay and cash balance formulas. Employees accruing benefits under both formulas may choose the benefit accrued under either formula at the time employment is terminated.

      As an employee of CSW before the merger, Mr. Shockley participates in the CSW Cash Balance Plan. Under the CSW plan, at age 65 the estimated annual annuities payable to Mr. Shockley under the final average pay and cash balance formulas are $201,000 and $216,000, respectively. Mr. Shockley's estimated annual annuity under (i) the final average pay formula is computed as of January 1, 2002 and (ii) the cash balance formula is based on the same assumptions described above for the AEP cash balance formula. Mr. Shockley has an agreement with CSW entered into prior to the merger under which he is entitled to a retirement benefit that credits him with 30 years of service if he remains employed with AEP until age 60 or thereafter.

      Four AEP System employees (including Messrs. Fayne, Lhota and Vipperman) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 2002 of the executive officers named in the Summary Compensation Table, only Mr. Vipperman would be affected and his annual supplemental benefit would be $4,000.

      AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries.
Under this program, a participant was able to defer up to 10% annually, over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.


                             1982 Program
                    --------------------------------

                             Annual Annual Amount of
                               Amount Supplemental
                       Deferred       Retirement
                       (4-Year         Payment
Name                   Period)     (15-Year Period)
----                   -------     ----------------
J. H. Vipperman..      $11,000         $90,750



                             1986 Program
                    --------------------------------

                             Annual Annual Amount of
                               Amount Supplemental
                       Deferred       Retirement
                       (4-Year         Payment
Name                   Period)     (15-Year Period)
----                   -------     ----------------
J. H. Vipperman..      $ 9,000         $95,400
H. W. Fayne......       10,000          67,500


                          SEVERANCE PLAN

      In connection with the merger with CSW, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Messrs. Vipperman and Fayne and Ms. Tomasky. The severance plan provides for payments and other benefits if, at any time before June 15, 2002 (the second anniversary of the merger consummation date), the officer's employment is terminated (i) by AEP without "cause" or
(ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

o A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior
      Officer Annual Incentive Compensation Plan.

o Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

o Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

      AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

                   CHANGE-IN-CONTROL AGREEMENTS

      AEP has change-in-control agreements with Dr. Draper and Messrs. Shockley, Fayne and Vipperman and Ms. Tomasky. If there is a "change-in-control" of AEP and the employee's employment is terminated by AEP or by the employee for reasons substantially similar to those in the severance plan, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

o Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

o Payment, if required, to make the employee whole for any excise tax imposed by Section 4999 of the Internal Revenue
      Code.

      "Change-in-control" means:

o The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock.

o A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period.

o Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

            AEP BOARD HUMAN RESOURCES COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION

      The Human Resources Committee of AEP the Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of AEP's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director.

      The Human Resources Committee recognizes that the executive officers are charged with managing over $50 billion in assets, multi-state electric utility with trading operations and international investments during challenging times and with addressing many difficult and complex issues.

      AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of AEP's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

   o To pay in a manner that motivates both short and long term performance, focuses on meeting specified corporate goals and promotes the long term interests of shareholders.

   o To place a significant amount of compensation for senior executives at risk, in the form of variable incentive compensation instead of fixed or base pay with much of this risk similar to the risk experienced by other AEP shareholders.

   o To establish compensation opportunities that enhance AEP's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

   o To target compensation levels that are reflective of current market practices in order to maintain a stable, successful management team.

      In carrying out its responsibilities, the Committee utilizes a nationally recognized independent compensation consultant to obtain information and provide recommendations relating to changing industry compensation practices and programs.

      The Committee also considers management's initiatives in response to the impact of increased competition and other significant changes in the rapid restructuring of the electric utility industry. It is the Committee's opinion that, in this constantly changing environment, Dr. Draper, Chairman and CEO, and the senior management team continue to develop and implement strategies effectively to position AEP for the future. This includes AEP's:

   o Establishment and operation of a major energy trading organization.

   o Proposals and actions taken in connection with the industry's transition to competition, including the implementation of AEP's corporate separation into regulated and unregulated businesses.

   o  Development of unregulated business activities.

The success of these efforts and their benefits to AEP cannot be precisely measured in advance, but the Committee is convinced they are vital to AEP's long-term success.

      Stock Ownership Guidelines. The Board of Directors, upon the Committee's recommendation, underscored the importance of aligning executive and shareholder interests by adopting in December 1994 stock ownership guidelines for senior management participants receiving performance share awards. The Committee and senior management believe that linking a significant portion of an executive's current and potential future net worth to AEP's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP's owners and further encourages long term management for the benefit of those owners.

      Under the guidelines, the target ownership of AEP Common Stock is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The targets for the current officers named in the Summary Compensation Table are as follows: CEO, 45,000 shares; COO, 20,000 shares; and the other three current officers, 15,000 shares each. Each officer is expected to achieve the ownership target within a five-year period. Common Stock equivalents earned through the Senior Officer Annual Incentive Compensation Plan and AEP 2000 Long-Term Incentive Compensation Plan, both described below, are included in determining compliance with the ownership targets. As of January 1, 2002, Dr. Draper has met his ownership requirement and all of the other current officers named in the Summary Compensation Table have either met, or are on target to meet, their ownership requirements within the specified time period. See the table on page 13 for actual ownership amounts.

Components of Executive Compensation

      Base Salary. When reviewing base salaries, the Committee considers pay practices used by other electric utilities and industry in general. In addition, the Committee considers the respective positions held by the executive officers, their levels of responsibility, performance and experience, and the relationship of their base salaries to the base salaries of other AEP managers and employees.

      For compensation comparison purposes, the Human Resources Committee uses certain comparably sized and complex electric utility companies in the S&P Electric Utility Index, which is the peer group used in the Comparison of Five Year Cumulative Total Return graph in this proxy statement. The size of AEP places it above the median of its comparative group. Base salary levels in 2001 for the CEO and the other executive officers of AEP named in the Summary Compensation Table approximated the median of AEP's compensation peer group consistent with our policy to target these salaries at that level and to place more emphasis on incentive compensation. In establishing base salary levels in that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

      Base salaries are adjusted, as appropriate, and reviewed annually to reflect individual and corporate performance and consistency with compensation changes within AEP and the compensation peer group of other electric utilities.

      The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to all outside directors of the Board. After full discussion, the outside directors then determine Dr. Draper's base salary.

      Annual Incentive. The primary purpose of annual incentive compensation is to motivate senior managers to meet and exceed annual objectives which are part of the long term strategic plan in order to maximize shareholder value.

      The Senior Officer Annual Incentive Compensation Plan (SOIP) provides a variable, performance-based portion of the executive officers' total compensation. Each officer's annual incentive compensation is set forth in the Bonus column of the Summary Compensation Table.

      SOIP participants are assigned an annual target award expressed as a percentage of their base salary for the period.
In January 2001, the Committee established targets as follows:
Dr. Draper, 75%; Mr. Shockley, 60%; and the other executive officers named in the compensation table, 55%. Actual awards can vary from 0-200% of the target award based on performance.

      SOIP awards are based on the following preestablished performance criteria:

   o  Earnings per share.

   o  Return on stockholder equity.

   o  Annual strategic objectives.

For 2001, AEP performance merited an award of 99.94% (except in the case of Mr. Lhota who was paid at 100% as part of his severance benefit).

      Long-Term Incentive. The primary purpose of longer term, equity based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

      Long-term incentive awards are made under the AEP 2000 Long-Term Incentive Plan. The plan provides a list of measurements and incentives from which the Committee may select those which provide the most effective incentives at any given time as AEP pursues its strategies and plans. In 2001, AEP's long-term incentive compensation program consisted of grants of stock options previously made and performance share units.

      Stock Options

      In September 2000, the Committee granted stock options to executive officers and other AEP employees intended to be sufficient for a two- to three-year period. This initial grant was structured to provide a special incentive to achieve the benefits upon which the merger between AEP and Central and South West Corporation was based.

      Stock options granted to the executive officers, when combined with base salaries plus annual incentive payments and the value of performance shares that these officers may potentially earn at target, are set by the Committee so that total compensation is intended to fall at the median range paid by AEP's compensation peer group for median performance.

      Performance Shares

      The Committee has annually established performance share targets which are earned based on AEP's subsequent three-year total shareholder returns measured relative to the S&P peer utilities. In January 2001, the Committee established targets based on the same percentages of then base salaries as those for the SOIP described above. The performance share awards which will ultimately be paid to participants for a performance period can range from 0-200% of the target plus accumulated dividends.

      AEP's total shareholder return for 1999-2001 ranked fifteenth relative to the S&P peer utilities and, as a result, 70% of the performance share targets originally established for that period (and dividend credits) were earned. The associated awards are listed in the Summary Compensation Table.

      Payments of earned performance share awards are initially deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock). Such deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the officers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer and select among various investment options, including AEP stock equivalents, or to receive further earned performance share awards in cash and/or Common Stock. The performance share targets and a further description of performance share awards are shown under Long-Term Incentive Plans--Awards in 2001.

Tax Policy on Deductibility of Compensation

      The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to AEP's chief executive officer or any of its other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. It is the Committee's expectation, when consistent with sound executive compensation principles and the needs of AEP, that compensation would be qualified for deductibility where appropriate.

      Award payments under the AEP 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder approved, performance driven plan.

      Award payments under the SOIP are not eligible for the performance-based exemption and the deduction limit does apply to such awards. Since Dr. Draper has deferred his 2001 SOIP award to dates past his retirement from the Company (providing an exemption from the deduction limit), the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

      No named officer in the Summary Compensation Table had taxable compensation paid in 2001 in excess of the deduction limit and all such compensation was fully deductible. The Committee intends to continue to evaluate the impact of this Code restriction.
                          Human Resources
                          Committee Members
                John P. DesBarres, Chair       William R. Howell
                Robert W. Fri             Donald G. Smith


         SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2002 for all directors as of the date of this Information Statement, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares have been rounded to the nearest whole share. No executive officer, director or nominee owns any shares of any series of the Cumulative Preferred Stock of the Company.

                                                            Stock
      Name                                    Shares        Units(a)   Total
      ----                                    ------        --------   -----
     E. L. Draper, Jr................   238,274(b)(d)(f)    119,218    357,492

     H. W. Fayne.....................    72,685(b)(c)(f)     13,735     86,420

     W. J. Lhota.....................    86,807(b)(d)(f)     17,117    103,924

     R. P. Powers....................    21,269(b)(f)         1,209     22,478

     T. V. Shockley, III.............   138,822(b)(c)(e)(f)   -0-      138,822

     S. Tomasky......................    67,322(b)(f)         4,329     71,651

     J. H. Vipperman.................    78,043(b)(c)(d)(f)   7,201     85,244

     A. A. Pena......................    27,051(b)(f)         7,030     34,081
     All directors and
     executive officers
     as a group (8 persons).........    730,273(g)          169,839    900,112
___________

(a)This column includes amounts deferred in stock units and held under AEP's various officer benefit plans.

(b)Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan and, for Mr. Shockley, the CSW Retirement Savings Plan (in the case of the AEP Retirement Savings Plan such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings Plan): Dr. Draper, 4,280; Mr. Fayne, 5,412; Mr. Lhota, 17,961; Mr. Powers, 436; Mr. Shockley, 6,579; Ms. Tomasky, 656; Mr. Vipperman, 10,498; Mr. Pena, 4,510; and all executive officers, 50,332.

(c)Does not include, for Messrs. Fayne, Shockley and Vipperman, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne, Shockley and Vipperman share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(d)Includes the following numbers of shares held in joint tenancy with a family member: Dr. Draper, 661; Mr. Lhota, 2,180; and Mr. Vipperman, 80.

(e)Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr.
   Shockley, 496.

(f)Includes the following numbers of shares attributable to options exercisable within 60 days: Dr. Draper, 233,333; Mr. Fayne, 66,666; Mr. Lhota, 66,666; Mr. Powers, 20,833; Mr.
   Shockley, 94,450; Ms. Tomasky, 66,666; Mr. Vipperman, 66,666; and Mr. Pena, 20,833.

(g)Represents less than 1% of the total number of shares outstanding.

                MEETINGS OF THE BOARD OF DIRECTORS

      Regular meetings of the Board of Directors were held once each month during the year. In addition, the Board of Directors holds special meetings from time to time as required. During
2001, the Board held twelve regular meetings.

      Directors of the Company receive a fee of $50 for each meeting of the Board of Directors attended in addition to their salaries.

      The Board of Directors of the Company has no committees.

                        INDEPENDENT AUDITORS

      The public accounting firm of Deloitte & Touche LLP has been selected as the independent auditors of the Company for the year
2002.

      A representative of Deloitte & Touche LLP will not be present at the meeting unless prior to the day of the meeting the Secretary of the Company has received written notice from a stockholder addressed to the Secretary at 1 Riverside Plaza, Columbus, Ohio 43215, that such stockholder will attend the meeting and wishes to ask questions of a representative of the firm.


                                                 THOMAS S. ASHFORD,
                                                          Secretary


March 22, 2002